UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  July 19, 2010

YTB International, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-18412	20-2181181
(Commission File Number)	(IRS Employer Identification No.)

1901 East Edwardsville Road
Wood River, Illinois	62095
(Address of Principal Executive Offices)	(Zip Code)

(618) 655-9477

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Incentive Plan

On July 20, 2010, the Board of Directors (the “Board”) of YTB International, Inc. (the “Company”) announced that on July 19, 2010, the Board adopted the YTB International, Inc. Fiscal 2010 Incentive Plan (the “Incentive Plan”).  A copy of the press release announcing adoption of the Incentive Plan, among other things, is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Executive officers and certain other Company employees are eligible to participate in the Incentive Plan.  Pursuant to the Incentive Plan, participants are eligible to receive an award equal to a percentage of the participant’s base pay for achievement of certain objectives.  A participant will receive incentive compensation if (i) the Company achieves growth in the number of business owners for the fiscal year, (ii) the Company meets or exceeds certain financial objectives for the fiscal year, or (iii) the participant meets or exceeds certain personal or departmental financial and budgetary objectives for the fiscal year.  The objectives under the Incentive Plan will be in the following categories:

Growth in business owners	-	25%
Free cash flow	-	25%
Earnings before interest, taxes, depreciation, amortization, discontinued operations and excluding impairment charges	-	25%
Discretionary objectives	-	25%

The discretionary objectives represent a list of specific tasks to be accomplished by the participant during the year.  The discretionary award target will track the weighted average of the Company’s free cash flow target and the pre-tax operating income target.

Each objective is assigned a points allocation.  Actual performance will be compared to the objectives and a percent of completion will be calculated.  The total percent completed based on a 100% total will be multiplied by the award level and then multiplied by the base pay of the participant to determine the total award.  The total award cannot exceed 25% of the Company’s free cash flow for the year.  Executive officers’ awards are based on 50% to 75% of the respective executive officer’s base salary.  A participant can earn up to 150% of the target award if actual performance exceeds the established objectives by 150%.

A copy of the Incentive Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Severance Program

Also on July 19, 2010, the Board adopted the YTB International, Inc. Severance Compensation Program (the “Severance Program”).  Pursuant to the terms of the Severance Program, certain Company officers are entitled to receive compensation if their employment with the Company is terminated under certain specified circumstances, within one year after (or in some cases before) a Change of Control (as defined in the Severance Program) or for termination without Cause (as such term is defined in the Severance Program).  The term of the Severance Program is two years.  The Board may renew the Severance Program for subsequent two year terms.

The beneficiaries of the Program are to be designated by the Compensation Committee and approved by the Board.  The initial executive officer beneficiaries of the Program are Mr. Lloyd Tomer, Mr. J. Scott Tomer and Mr. J. Kim Sorensen.

Pursuant to the terms of the Severance Program, following certain employment terminations (including terminations by the Company for any reason other than Cause and terminations by the beneficiary for Good Reason (as such term is defined in the Severance Program)) within one year after a Change of Control, a beneficiary will receive a lump-sum payment equal to the beneficiary’s annual base salary rate in effect immediately before the Change of Control or termination.  Pursuant to the Severance Program, Messrs. Tomer, Tomer and Sorensen would receive an amount equal to two years’ annual base salary.  A beneficiary would also be paid a pro-rated amount of any earned bonus through the date of the Change of Control.  In addition, all outstanding unvested options would immediately vest and the beneficiary would be permitted to exercise all stock options outstanding.

A copy of the Severance Program is filed as Exhibit 10.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

Employment Agreement Terminations

In exchange for participation in the Incentive Plan and the Severance Program, Mr. J. Kim Sorensen entered into a Termination of Employment Agreement with the Company dated July 19, 2010, pursuant to which Mr. Sorensen’s employment agreement with the Company dated January 1, 2008 was terminated (the “Sorensen Agreement”).  In addition, in exchange for participation in the Incentive Plan and the Severance Program, Mr. J. Scott Tomer entered into a Termination of Employment Agreement with the Company dated July 19, 2010, pursuant to which Mr. Tomer’s employment agreement with the Company dated January 1, 2008 and the modification thereto dated April 6, 2010 and effective February 1, 2010 were terminated (the “Tomer Agreement”).

A copy of the Sorensen Agreement is filed as Exhibit 10.3 to this Current Report on Form 8-K, and is incorporated herein by reference.  A copy of the Tomer Agreement is filed as Exhibit 10.4 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

No.	Description
10.1	YTB International, Inc. Fiscal 2010 Incentive Plan.
10.2	YTB International, Inc. Severance Compensation Program.
10.3	Termination of Employment Agreement date July 19, 2010 between J. Kim Sorensen and the Company.
10.4	Termination of Employment Agreement dated July 19, 2010 between J. Scott Tomer and the Company.
99.1	Press release dated July 20, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YTB INTERNATIONAL, INC.

Date: July 20, 2010	By:	/s/ Robert M. Van Patten
		Name:	Robert M. Van Patten
		Title:	Chief Executive Officer and Interim Chief Financial Officer

EXHIBIT INDEX

No.	Description
10.1	YTB International, Inc. Fiscal 2010 Incentive Plan.
10.2	YTB International, Inc. Severance Compensation Program.
10.3	Termination of Employment Agreement date July 19, 2010 between J. Kim Sorensen and the Company.
10.4	Termination of Employment Agreement dated July 19, 2010 between J. Scott Tomer and the Company.
99.1	Press release dated July 20, 2010.